EXHIBIT 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2012 THIRD QUARTER RESULTS

BRIDGETON, MO – November 13, 2012 – Katy Industries, Inc. (OTC BB: KATY) today reported a loss from continuing operations of $1.2 million in the third quarter of 2012, an improvement from the $1.5 million loss in the third quarter of 2011. Operating loss was $0.9 million, or 3.4% of net sales, in the third quarter of 2012, compared to $1.0 million, or 3.4% of net sales, for the same period in 2011. During the third quarter of 2012 Katy closed its Container manufacturing operation at Norwalk, California and sold its Gemtex division. The closure and sale have been accounted for as discontinued operations. The net loss in the third quarter of 2012 was $2.8 million, or $0.35 per share, versus a net loss of $1.1 million, or $0.14 per share, in the third quarter of 2011.

Financial highlights for the third quarter of 2012, as compared to the same period in the prior year, included:

•
Net sales in the third quarter of 2012 were $27.3 million, a decrease of $1.8 million, or 6.2%, compared to the same period in 2011.  The majority of the decrease relates to volume decreases in our Continental and Glit business units.

•
Gross margin was 10.6% for the three months ended September 28, 2012, a decrease of 1.8 percentage points from the same period a year ago.  Gross margin was impacted by an unfavorable LIFO adjustment of $0.3 million resulting from inventory fluctuations in the three months ended September 28, 2012 as compared to a $0.2 million unfavorable adjustment for the three months ended September 30, 2011.  Excluding the LIFO adjustment in both periods, gross margin was 11.7% for the three months ended September 28, 2012 as compared to 13.1% for the three months ended September 30, 2011, respectively.

•
Selling, general and administrative (“SG&A”) expenses decreased to $3.8 million for the three months ended September 28, 2012 from $4.2 million for the same period a year ago. The decrease in SG&A expenses was primarily due to favorable quarter over quarter experience in group insurance and legal costs.

Katy also reported a net loss for the nine months ended September 28, 2012 of $6.1 million, or $0.76 per share, versus a net loss of $3.7 million, or $0.46 per share, for the nine months ended September 30, 2011. Loss from continuing operations was $4.0 million for the nine months ended September 28, 2012 compared to $5.0 million for the nine months ended September 30, 2011. Operating loss was $3.6 million, or 4.6% of net sales, for the nine months ended September 28, 2012, compared to $4.2 million, or 5.3% of net sales, for the nine months ended September 30, 2011.

Financial highlights for the nine months ended September 28, 2012, as compared to the nine months ended September 30, 2011, included:

•
Net sales for the nine months ended September 28, 2012 were $77.8 million, a decrease of $2.0 million, or 2.5%, compared to the same period in 2011. The majority of the decrease was a result of volume shortfall in our Wilen and Glit business units.

•
Gross margin was 11.5% for the nine months ended September 28, 2012, an increase of 0.3 percentage points from the same period a year ago. Gross margin was impacted by an unfavorable LIFO adjustment of $0.7 for the nine months ended September 28, 2012 and also for the nine months ending September 30, 2011 resulting from inventory fluctuations.  Excluding the LIFO adjustment in both periods, gross margin increased by 0.3 percentage points from the first nine months of 2011.

•	Selling, general and administrative expenses were $12.5 million for the nine months ended September 28, 2012, compared to $12.7 million for the same time period a year ago.

Operations provided $2.6 million of free cash flow in the nine months ended September 28, 2012 compared to a use of $1.1 million during the same period a year ago.  This increase was primarily the result of a decrease in inventories as we continue to manage inventory, an increase in accounts receivable and a decrease in other assets due to a return of cash collateral posted in connection with our lines of credit.   Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at September 28, 2012 was $11.3 million (64% of total capitalization), versus $14.4 million (53% of total capitalization) at December 31, 2011.

“We continued to see progress in our continuing operations that led to year over year improvements” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “We expect to see additional improvement as we continue to implement our operational strategies and the economy strengthens.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2011. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011

Net sales	$27,283	$29,080	$77,823	$79,801
Cost of goods sold	24,395	25,480	68,882	70,893
Gross profit	2,888	3,600	8,941	8,908
Selling, general and administrative expenses	3,828	4,187	12,507	12,691
Severance, restructuring and related charges	-	393	-	393
Loss on disposal of assets	-	6	-	16
Operating loss	(940)	(986)	(3,566)	(4,192)
Interest expense	(272)	(533)	(652)	(1,234)
Other, net	46	(12)	270	224
Loss from continuing operations before income tax (expense) benefit	(1,166)	(1,531)	(3,948)	(5,202)
Income tax (expense) benefit from continuing operations	(3)	(9)	(2)	239
Loss from continuing operations	(1,169)	(1,540)	(3,950)	(4,963)
(Loss) income from operations of discontinued business (net of tax)	(969)	408	(1,488)	1,274
Loss on sale of discontinued business (net of tax)	(616)	-	(616)	-
Net loss	$(2,754)	$(1,132)	$(6,054)	$(3,689)

Net loss	$(2,754)	$(1,132)	$(6,054)	$(3,689)
Other comprehensive income (loss)
Foreign currency translation	67	(94)	61	98
Total comprehensive loss	$(2,687)	$(1,226)	$(5,993)	$(3,591)

Income (loss) income per share of common stock - Basic and Diluted
Loss from continuing operations	$(0.15)	$(0.19)	$(0.50)	$(0.62)
Discontinued operations	(0.20)	0.05	(0.26)	0.16
Net loss	$(0.35)	$(0.14)	$(0.76)	$(0.46)
Weighted average common shares outstanding:
Basic and Diluted	7,951	7,951	7,951	7,951

Other Information:

LIFO adjustment expense from continuing operations	$301	$195	$678	$717

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	September 28,	December 31,
Assets	2012	2011
Current assets:
Cash	$937	$730
Accounts receivable, net	14,010	11,759
Inventories, net	12,443	15,911
Other current assets	1,358	4,086
Assets held for sale	564	2,655
Total current assets	29,312	35,141

Other assets:
Goodwill	329	329
Intangibles, net	2,153	2,478
Other	2,111	2,032
Total other assets	4,593	4,839

Property and equipment	85,689	86,638
Less: accumulated depreciation	(69,989)	(68,805)
Property and equipment, net	15,700	17,833

Total assets	$49,605	$57,813

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,796	$8,928
Book overdraft	730	946
Accrued expenses	11,569	10,018
Payable to related party	2,125	1,750
Deferred revenue	688	688
Revolving credit agreement	11,271	14,359
Total current liabilities	35,179	36,689

Deferred revenue	2,064	2,605
Other liabilities	5,740	5,904
Total liabilities	42,983	45,198

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(2,300)	(2,361)
Accumulated deficit	(114,829)	(108,775)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	6,622	12,615

Total liabilities and stockholders' equity	$49,605	$57,813

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Nine Months Ended
	September 28,	September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(6,054)	$(3,689)
Income from discontinued operations	2,104	(1,274)
Loss from continuing operations	(3,950)	(4,963)
Depreciation and amortization	3,076	3,306
Amortization of debt issuance costs	178	415
Stock-based compensation	52	(610)
Loss on sale or disposal of assets	(2)	16
	(646)	(1,836)
Changes in operating assets and liabilities:
Accounts receivable	(2,253)	(3,637)
Inventories	2,311	(119)
Other assets	3,263	899
Accounts payable	(47)	1,031
Accrued expenses	430	4
Payable to related party	500	1,125
Deferred revenue	(541)	-
Other	96	11
	3,759	(686)

Net cash provided by (used in) operating activities	3,113	(2,522)
Net cash provided by discontinued operations	485	1,528
Net cash provided by (used in) operating activities	3,598	(994)

Cash flows from investing activities:
Capital expenditures	(548)	(106)
Proceeds from sale of assets	-	81
Net cash used in continuing operations	(548)	(25)
Net cash provided by (used in) discontinued operations	258	(132)
Net cash used in investing activities	(290)	(157)

Cash flows from financing activities:
Net borrowings	(3,126)	3,353
Decrease in book overdraft	(216)	(223)
Repayments of term loans	-	(1,081)
Direct costs associated with debt facilities	-	(272)
Net cash (used in) provided by financing activities	(3,342)	1,777

Effect of exchange rate changes on cash by continuing operations	388	(164)
Effect of exchange rate changes on cash by discontinued operations	(147)	296
Net effect of exchange rate changes on cash	241	132
Net increase in cash	207	758
Cash, beginning of period	730	1,319
Cash, end of period	$937	$2,077

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$3,113	$(994)
Capital expenditures	(548)	(106)
Free cash flow	$2,565	$(1,100)